Exhibit 10.1

SUMMARY OF MOLYCORP, INC.
2012 ANNUAL INCENTIVE PLAN

On February 28, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Molycorp, Inc. (the “Company”), approved and adopted the 2012 Annual Incentive Plan (the “Plan”). The Plan provides that each participant is eligible to earn an incentive award based on the Company’s achievement of corporate goals during the performance period of January 1, 2012 to December 31, 2012.

The 2012 corporate goals are based on certain business objectives of the Company, including advancing the Company’s financial goals, strategic projects, business plan and safety programs.  Corporate goals will be communicated to participants prior to April 1, 2012.

Incentive award payments will depend on the overall level of achievement of the full set of performance criteria. The threshold level of achievement is 80%, which results in a participant’s earning 50% of his or her target award; the target level of achievement is 100%, which results in a participant’s earning 100% of his or her target award; and the maximum level of achievement is 120%, which results in a participant’s earning 200% of his or her target award. Target awards are based on a percentage of the participant’s 2012 annual base salary, the amount of which will vary depending on the participant’s position.

Awards will be paid in cash, equity awards or a combination of both, at the discretion of the Compensation Committee.  Equity awards, if any, will be granted pursuant to the terms and conditions of the Molycorp, Inc. 2010 Equity and Performance Incentive Plan.

There is no formally adopted plan document for the Plan.